Exhibit 99.1

BBSI Appoints Diane L. Dewbrey to its Board of Directors

VANCOUVER, Washington – October 23, 2019 – The board of directors of Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI), a leading provider of business management solutions, has appointed Diane L. Dewbrey as a director effective October 17, 2019. Her appointment expands the board to eight members.

Currently, Ms. Dewbrey serves as a director of MBIA Inc. (NYSE: MBI). MBIA Inc. is headquartered in Purchase, New York, and is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Ms. Dewbrey serves on the Finance, Audit, and Compensation and Governance Committees of MBIA.

Previously, from 2009 until its merger with Consolidated Communications Holdings, Inc., in 2014, Ms. Dewbrey served as an independent director and then Chair (2013-14) of the Board of Enventis Corporation, a telecommunications company (NASDAQ: ENVE).

“We are very pleased that Diane has accepted our invitation to join the BBSI Board,” said Anthony Meeker, Chairman of the BBSI Board of Directors. “Diane has been consistently recognized for her board leadership and contributions in community organizations. Additionally, we are confident that her knowledge of and experience in the financial services industry will contribute to our efforts to enhance BBSI’s shareholder value.”

Ms. Dewbrey commented, “Given my career history with small and mid-sized business owners, I have actual experiences that are very relevant, and will benefit the long-term strategy for the organization.”

Ms. Dewbrey earned her BS degree in Mathematics from Xavier University. She joined Fifth Third Bank in 1987 and served as Senior Vice President for ten years until 2005. In 2006, she became CEO and a director of Foundation Bank in Bellevue, Washington, until 2015. Ms. Dewbrey is currently a Director of the YMCA of the USA, serving on its Strategic Oversight and Investment Committee. She is an NACD Governance Fellow.

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 6,400 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

Contact:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com

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